Registration Statement No. ____________

SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933, AS AMENDED

DOT VN, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-3825987
(State or other jurisdiction of	(I.R.S. Employer ID. No.)
incorporation or organization)

9449 Balboa Avenue, Suite 114
San Diego, California  92123
(858) 571-2007
 (Address of Principal Executive Offices)

DOT VN, INC. 2009 STOCK OPTION PLAN
(Full Title of Plan)

Louis P. Huynh, Esq.
General Counsel, Executive Vice President of Operations
and Business Development, and Corporate Secretary
Dot VN, Inc.
9449 Balboa Avenue, Suite 114
San Diego, California  92123
 (858) 610-6808
 (Name, Address and Telephone Number of Agent for Service of Process)

If any of the Securities being registered on this Form S-8 are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered*	Proposed Maximum Offering Price Per Share**	Proposed Maximum Aggregate Offering Price**	Amount of Fee
Common Stock, $0.001 par value	25,000,000	$.43	$10,750,000	$599.85

*  The Dot VN, Inc. 2009 Stock Option Plan (the “Plan”) authorizes the directors to fix the maximum number of shares of common stock of Dot VN, Inc. (the “Company” or the “Registrant”), par value $0.001 per share (“Common Stock”) to be issued under the Plan.   The directors have fixed 25,000,000 shares as the maximum number to be issued under the Plan, all of which are being registered hereunder.  As of July 8, 2009, options to purchase 12,460,500 shares of common stock have been granted under the Plan.

**  Estimated solely for the purposes of determining the registration fee pursuant to Rule 457.  On July 8, 2009, the fair market value of Dot VN, Inc. Common Stock, determined from its closing price on the Over-the-Counter Bulletin Board was $.43 per share.  On this basis, the maximum aggregate offering price for the shares being registered hereunder is $1,075,000, and this is the basis for computing the filing fee in accordance with Rule 457(h) and at a rate of the aggregate offering price multiplied by .0000558.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1).  In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Item 2.  Registration Information and Employee Plan Annual Information

 The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available upon written or oral request: Dot VN, Inc., Attn: General Counsel, 9449 Balboa Avenue, Suite 114
San Diego, California  92123, Tel: 858-571-2007.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(i) the Company’s Quarterly Reports on Form 10-QSB for the quarters ended July 31, 2008 (filed September 12, 2008), October 31, 2008 (filed December 15, 2008), January 31, 2009 (filed March 17, 2009);

(ii) the Company’s Current Reports on Form 8-K, filed on August 19, 2008, August 26, 2008, October 21, 2008, October 28, 2008, November 20, 2008, January 5, 2009, January 20, 2009, February 19, 2009, March 5, 2009, March 23, 2008, March 31, 2009, April 7, 2009, April 23, 2009, May 8, 2009, May 28, 2009, June 25, 2009, July 9, 2009; and

(iii) the description of the Company’s Common Stock in the Company’s Registration Statement on Form SB-2 filed September 17, 2007, as amended on Form S-1.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

 Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit the indemnification under some circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).  Article VIII of the Amended and Restated Articles of Incorporation of the Registrant provides that, subject to Delaware law, its directors will not be personally liable for monetary damages for breach of their fiduciary duties to the Registrant and its stockholders. This provision does not eliminate any director’s fiduciary duties and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or certain state laws.

Item 7. Exemption from Registration Claimed

The Registrant made offers and sales of 12,460,500 options to purchase common stock, the underlying shares of which are being registered under this registration statement, pursuant to the exemption from registration afforded by (i) Section 4(2) of the Securities Act, where the sales were made in non-public offerings to “sophisticated investors” who had access to registration-type information about the Registrant, and (ii) Rule 903(b)(3) of Regulation S, promulgated under the Securities Act, where the Registrant sold options outside of the US, to non-US persons, with no directed selling efforts in the US, and where offering restrictions were implemented.

Item 8. Exhibits

The following exhibits are filed as part of this Registration Statement:

Number	Description
4.8	Dot VN, Inc. 2009 Stock Option Plan
5.1	Opinion of Law Offices of Thomas E. Puzzo, PLLC
23.1	Consent of Thomas E. Puzzo, Esq. (contained in exhibit 5)
23.2	Consent of Chang G. Park, CPA

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on July 9, 2009.

DOT VN, INC. (Registrant)

Date: July 9, 2009	By:	/s/ Louis P. Huynh
	Name:	Louis P. Huynh
	Title:	General Counsel, Executive Vice
President of Operations and Business
Development, and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Louis P. Huynh, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Thomas Johnson	Chief Executive Officer (principal executive officer) and Chairman of the Board of Directors	July 9, 2009
Thomas Johnson

/s/ Dr. Lee Johnson	President, Chief Financial Officer (principal financial and accounting officer), Chief Technology Officer, and Director	July 9, 2009
Dr. Lee Johnson

/s/ Louis P. Huynh	General Counsel; Corporate Secretary; Executive Vice President, Operations and Business Development and Director	July 9, 2009
Louis P. Huynh

INDEX TO EXHIBITS

Number	Description
4.8	Dot VN, Inc. 2009 Stock Option Plan
5.1	Opinion of Law Offices of Thomas E. Puzzo, PLLC
23.1	Consent of Thomas E. Puzzo, Esq. (contained in exhibit 5)
23.2	Consent of Chang G. Park, CPA